FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

             Chief Financial Officer                                                                                            904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED DECEMBER 31, 2022

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; March 7, 2023 –

Fourth Quarter Operational Highlights

•	58.2% increase in pro-rata NOI ($6.26 million vs $3.96 million) over fourth quarter 2021
•	8.89% increase in rent on renewals at Dock 79 and 11.14% increase in rent on renewals at The Maren
•	28.1% increase in mining royalty revenue over fourth quarter 2021
•	51.7% increase in Asset Management revenue versus same period last year
•	Sale of Hickory Creek for $8.83 million on an investment of $6 million
•	Deal signed with Steuart Investment Company (SIC) and MidAtlantic Realty Partners (MRP) for development of ten mixed-use projects in Capitol Riverfront and Buzzard Point submarkets of Washington, DC including sale of 20% ownership interest in tenancy-in-common (TIC) of Dock 79 and The Maren for $65.3 million, $44.5 million attributable to the Company

Fourth Quarter Consolidated Results of Operations

Net income for the fourth quarter of 2022 was $2,756,000 or $.29 per share versus a net loss of $(592,000) or $(.06) per share in the same period last year. The fourth quarter of 2022 was impacted by the following items:

•	The quarter includes $6,000 in amortization expense compared to $659,000 in the same quarter last year. Amortization expense in the fourth quarter 2021 was impacted by that quarter’s share of the $4,750,000 fair value of The Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture. The value placed on these leases was amortized over the life of the leases, which was on average one year.
•	Operating expenses decreased $678,000 this quarter compared to last year primarily due to an $807,000 expense in the fourth quarter of 2021 for non-refundable deposit of $500,000 as well as due diligence costs on a potential warehouse property. The likelihood of acquisition had been determined to be less than probable because of an inability to supply the property with water, and so these items were expensed rather than capitalized. The issue was resolved favorably, and we purchased the property.
•	Net investment income increased $1,418,000 due to a $968,000 increase in interest earned on cash equivalents, a $407,000 increase in income from lending ventures, and a $43,000 increase in preferred interest from our joint ventures.
•	Interest expense increased $311,000 compared to the same quarter last year due to less capitalized interest. We capitalized less interest because of fewer in-house and joint venture projects under development this quarter compared to last year.
1

•	Equity in loss of Joint Ventures decreased $1.3 million due to a $2.8 million gain on disposition of our Hickory Creek JV partially offset by losses during lease-up at The Verge, .408 Jackson and increased interest expense at Bryant Street due to the variable rate.

Fourth Quarter Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $995,000, up $339,000 or 51.7%, over the same period last year. Operating profit was $353,000, up $430,000 from an operating loss of $(77,000) in the same quarter last year. Revenues and operating profit are up because of improved occupancy and rent growth at Cranberry Run and full occupancy at 1865 62nd Street which was placed into service in the fourth quarter of 2021. Net Operating Income in this segment was $802,000, up 351,000 or 77.8% compared to the same quarter last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $2,904,000 versus $2,267,000 in the same period last year. Total operating profit in this segment was $2,452,000, an increase of $485,000 versus $1,967,000 in the same period last year. This increase is primarily the result of the additional royalties from the acquisition in Astatula, Florida, which we completed at the beginning of the second quarter. Net Operating Income this quarter for this segment was $2,779,000, up $643,000 or 30% compared to the same quarter last year.

Development Segment:

With respect to ongoing projects:

•	We are the principal capital source of a residential development venture in Prince George’s County, Maryland known as “Amber Ridge.” Of the $18.5 million in committed capital to the project, $16.9 million in principal draws have taken place through quarter end. Through the end of 2022, 135 of the 187 units have been sold, and we have received $16.6 million in preferred interest and principal to date.
•	Bryant Street is a mixed-use joint venture between the Company and MRP in Washington, DC consisting of four buildings, The Coda, The Chase 1A, The Chase 1B, and one commercial building 90% leased to an Alamo Draft House movie theater. At quarter end, the Coda was 93.51% leased and 92.86% occupied, The Chase 1B was 86.96% leased and 87.58% occupied, and The Chase 1A was 88.37% leased and 88.37% occupied. In total, at quarter end, Bryant Street’s 487 residential units were 89.5% leased and 89.5% occupied. Its commercial space was 84.2% leased and 71.4% occupied at quarter end.
•	Lease-up is now underway at The Verge. We have temporary certificates of occupancy for all eleven floors and anticipate the final certificate of occupancy in the first quarter of 2023. The Verge was 13.7% leased and 9.6% occupied at year end. Retail at this location is 85% leased. This is our third mixed-use project in the Anacostia waterfront submarket in Washington, DC.
•	.408 Jackson is our second joint venture project in Greenville and received its temporary certificate of occupancy in December 2022. Leasing began in the fourth quarter of 2022 with residential units 21.6% leased and 4.9% occupied at quarter end. Retail at this location is 100% leased and currently under construction.
2

•	Grading and building permits for a 258,545 square-foot warehouse building on Chelsea Road in Aberdeen, Maryland were submitted to the governing agencies for approval.
•	In October, we received initial approval for the annexation into Aberdeen, Maryland of our property adjacent to Cranberry Run Business Park. In December, this annexation was finalized and rendered unappealable. This 54-acre site will support up to 690,000 square feet of warehouse development.
•	All inspections for the build to suit warehouse project totaling 101,750 square-foot, located at 1941 62nd Street in Baltimore City, were complete except for final occupancy inspections.
•	Subsequent to the end of the quarter, we financed the purchase of what will be our next lending venture. We are the principal capital source of a residential development venture in Aberdeen, Maryland known as “Aberdeen Overlook.” We have committed $31.1 million in exchange for an interest rate of 10% and a preferred return of 20% after which a “waterfall” determines the split of proceeds from sale. Aberdeen Overlook will hold 159 townhomes, 122 single family homes, and 63 villa homes. We are currently pursuing entitlements and have a homebuilder under contract to purchase all 344 lots upon completion of development infrastructure.

Stabilized Joint Venture Segment:

Total revenues in this segment were $5,482,000, an increase of $400,000 versus $5,082,000 in the same period last year. The Maren’s revenue was $2,571,000 an increase of 7.18% and Dock 79 revenues increased $227,000 to $2,911,000 or 8.45%. Total operating profit in this segment was $1,029,000 an increase of $1,023,000 versus $6,000 in the same period last year. Pro-rata net operating income this quarter for this segment was $2,228,000, up $93,000 or 4.36% compared to the same quarter last year.

This quarter, as part of our new partnership with SIC and MRP, we sold a 20% ownership interest in a tenancy-in-common (TIC) of Dock 79 and The Maren for $65.3 million, $44.5 million attributable to the Company, placing a combined valuation of the two buildings at $326.5 million.

At the end of December, The Maren was 92.80% leased and 96.59% occupied. Average residential occupancy for the quarter was 95.45%, and 61.90% of expiring leases renewed with an average rent increase on renewals of 11.14%. The Maren is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 56.3% ownership.

Dock 79’s average residential occupancy for the quarter was 93.52%, and at the end of the quarter, Dock 79’s residential units were 93.44% leased and 90.49% occupied. This quarter, 42.31% of expiring leases renewed with an average rent increase on renewals of 8.89%. Dock 79 is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 52.8% ownership.

Last quarter we achieved stabilization at our Riverside Joint Venture in Greenville South Carolina, meaning that the building had 90% occupancy for 90 days. The building is currently 98% leased with 92.5% occupancy. Riverside is a joint venture with Woodfield Development and the Company owns 40% of the venture.

Hickory Creek DST was sold and the Company received $8.83 million from the sale on an investment of $6 million. Prior to the sale, fourth-quarter distributions to the Company were $51,000.

3

Calendar Year Operational Highlights

•	43.0% increase in asset management revenue versus last year
•	Highest twelve-month total of mining royalties revenue in segment’s history; 12.9% increase in revenue over calendar year 2021. First year with over $10 million in revenue as well as NOI.
•	37.98% increase in our pro rata NOI ($24.23 million vs $17.56 million) compared to last year
•	Each segment’s highest revenue, operating profit, and NOI total since asset sale in 2018.

Calendar Year 2022 Consolidated Results of Operations

Net income attributable to the Company for 2022 was $4,565,000 or $.48 per share versus $28,215,000 or $3.00 per share in the same period last year. Net income for calendar year 2021 included a gain of $51.1 million on the remeasurement of investment in The Maren real estate partnership, which is included in Income before income taxes. This gain on remeasurement was mitigated by a $10.1 million provision for taxes and $14.0 million attributable to noncontrolling interest. The calendar year 2022 was impacted by the following items:

•	The period includes $547,000 amortization expense compared to $3,899,000 in the same period last year. Amortization expense in 2021 was impacted by the $4,750,000 fair value of The Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture. The value placed on these leases was amortized over the life of the leases, which was on average one year.
•	Net investment income increased $1,258,000 due to a $1,119,000 increase in interest earned on cash equivalents, a $199,000 increase in income from our lending ventures. Investment income was mitigated by a $60,000 decrease in preferred interest from our joint ventures due to the repayment of our preferred equity interest in The Maren.
•	Interest expense increased $741,000 compared to the same quarter last year due to less capitalized interest. We capitalized less interest because of fewer in-house and joint venture projects under development this year compared to last year.
•	Equity in loss of Joint Ventures decreased $33,000 due to a $2,832,000 gain on the sale of DST Hickory Creek mostly offset by increased depreciation and amortization at our joint ventures due to buildings placed in service.
•	The period includes $874,000 in gain on sales of excess property at Brooksville compared to $805,000 for an easement and sale of excess property in the same segment in the prior year.

Calendar Year 2022 Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $3,681,000, up $1,106,000 or 43%, over the same period last year. Operating profit was 960,000, up $1,191,000 from an operating loss of $(231,000) in the same period last year. Revenues and operating profit are up because of improved occupancy and rent growth at Cranberry Run and full occupancy at 1865 62nd Street which was placed into service in the fourth quarter of 2021. Net Operating Income this year for this segment was $2,666,000 up $751,000 or 39.2% compared to calendar year 2021.

Mining Royalty Lands Segment:

4

Total revenues in this segment were $10,683,000 versus $9,465,000 in the same period last year. Total operating profit in this segment was $8,891,000, an increase of $651,000 versus $8,240,000 in the same period last year. This increase is primarily the result of the additional royalties from the acquisition in Astatula, Florida, which we completed at the beginning of the second quarter.

Stabilized Joint Venture Segment:

In March 2021, we reached stabilization on Phase II (The Maren) of the development known as RiverFront on the Anacostia in Washington, DC. As such, as of March 31, 2021, the Company consolidated the assets (at current fair value based on appraisal), liabilities and operating results of the joint venture. Up through the first quarter of the prior year, accounting for The Maren was reflected in Equity in loss of joint ventures on the Consolidated Statements of Income. Starting April 1, 2021, all the revenue and expenses are accounted for in the same manner as Dock 79 in the stabilized joint venture segment.

Total revenues in this segment were $21,443,000, an increase of $3,826,000 versus $17,617,000 in the same period last year. The Maren’s revenue was $10,045,000 and Dock 79 revenues increased $770,000 to $11,398,000. Total operating profit in this segment was $3,220,000, an increase of $4,850,000 versus an operating loss of $(1,630,000) in the same period last year. Pro-rata net operating income for this segment was $9,469,000, up $1,379,000 or 17.05% compared to the same period last year. All of these increases over last year are primarily due to The Maren’s consolidation into this segment in March 31, 2021.

At the end of December, The Maren was 92.80% leased and 96.59% occupied. The Maren’s average residential occupancy for calendar year 2022 was 95.69%, and 61.45% of expiring leases renewed with an average rent increase on renewals of 8.17%. The Maren is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 56.3% ownership.

Dock 79’s average residential occupancy for calendar year 2022 was 95.13%, and at the end of the year, Dock 79’s residential units were 93.44% leased and 90.49% occupied. Through the year, 61.40% of expiring leases renewed with a 5.91% increase on renewals. Dock 79 is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 52.8% ownership.

Third quarter we achieved stabilization at our Riverside Joint Venture in Greenville South Carolina, meaning that the building had 90% occupancy for 90 days. The building’s 200 residential units were 98% leased with 92.5% occupancy at year end. The joint venture was also able to achieve permanent financing in third quarter of 2022. The $32 million loan is interest only for five years with a term of eight years at a fixed rate of 4.92% with no prepayment penalty after three years. Riverside is a joint venture with Woodfield Development and the Company owns 40% of the venture.

Hickory Creek DST was sold and the Company received $8.83 million from the sale on an investment of $6 million. Prior to the sale distributions to the Company were $332,000 for the year.

Impact of the COVID-19 Pandemic.

We have continued operations throughout the pandemic and have made every effort to act in accordance with national, state, and local regulations and guidelines. We expect our business to be affected by the pandemic for as long as government intervention and regulation is deemed necessary to combat the threat.

5

Summary and Outlook

Mining royalties had its highest revenue quarter ever providing a fitting capstone to a year that saw both royalty revenue and NOI surpass $10 million for the first time. The extent to which royalty revenue in 2022 eclipsed the previous year (12.9% improvement) or any year (12.7% improvement over 2020, previously the segment’s highest revenue year) is due in large part to the purchase of the Bland property in April 2022. However, even without the addition of this latest royalty property, 2022 would have been the segment’s best revenue year. It is management’s belief that the performance of this segment this year and over the last several years (8.1% cumulative aggregate growth rate since 2017) speaks not only to the attractiveness of the aggregates industry as an investment, but also to the quality of our assets and operating tenants.

This year, 61.45% of expiring leases at Maren renewed with an average increase on renewals of 8.17%, and 61.40% of expiring leases renewed at Dock 79 with an average increase of 5.91%. When we could not renew an existing residential lease, we saw a year-to-date increase in rent on those “trade outs” of 7.4% at The Maren and 12.6% at Dock 79. With this being the first full year with The Maren in this segment, the 17% increase in NOI for this segment is mostly attributable to an additional quarter of The Maren operating versus last year. However, the ability to raise rents on renewals while retaining tenants at the rate that we did both Dock 79 and The Maren played a meaningful part in increasing NOI. As mentioned previously, Steuart Investment Company is now a 20% partner in these assets. We are enthusiastic about this partnership, and the combined valuation ($326.5 million) SIC placed on these assets through its investment demonstrates that our new partners have every bit as much faith in these assets as we do.

The Asset Management segment performed well in 2022. All of our industrial assets are 100% leased, and six of the seven buildings in service are 100% occupied. The uptick in occupancy, particularly at Cranberry, largely explains the increase in revenue, operating profit, and NOI in 2022, as well as the fact that this is the best year this segment has experienced since we sold the bulk of our industrial portfolio in 2018. Looking forward into 2023, we expect our last two buildings at Hollander (a build to suit, and a spec building currently 100% leased but 0% occupied) to achieve occupancy sometime in the first half of next year, which will increase our occupied square footage for industrial by 54.3% and will positively impact revenue, operating profit, and NOI for some time.

Financially, operationally, and strategically, 2022 was a big year for the Company. The Bland property was our first addition to the mining royalties segment since 2012 and only our second acquisition since 1986, and it was instrumental in the segment achieving the results it did this past year. This year, we secured permanent financing on Riverside and completed construction and began lease-up on The Verge and .408 Jackson. 2022 saw the purchase of a new site in Cecil County Maryland capable of supporting 900,000 square feet of industrial development and the annexation into the town of Aberdeen, Maryland of our property at 1001 Old Philadelphia Road which begins the process of 690,000 square feet of industrial development at that site. Each segment achieved its highest revenue, operating profit, and NOI total since the asset sale in 2018. However, the biggest news of 2022 came at the beginning of the fourth quarter when we finalized the details of our agreement with SIC and MRP. If all goes according to plan, this partnership will be developing assets together for well over a decade and in the end will have over three million square feet of mixed-use development in DC’s Capitol Riverfront and Buzzard Point submarkets. With 3,000 residential units and 150,000 square feet of retail spread amongst ten distinct multifamily projects on or adjacent to the water, this is a unique opportunity to expand upon our existing footprint in DC and end up controlling nearly every asset visible from the south entrance to the nation’s capital.

6

On a macro level, the immediate future remains unclear. On any given day, we are treated with predictions and prognostications that cover every shade of the economic color wheel. Inflation and rising interest rates appear to be our reality for at least the immediate future, yet so do low unemployment and job growth. Regardless of whatever the immediate future holds, it is our belief that with the assets we have in place, the partners we have chosen, and the steps we have made to ensure deliberate, responsible growth over the long haul, your company is on its way to building something very special.

Conference Call

The Company will host a conference call on Wednesday, March 8, 2023 at 9:00 a.m.  (EST).  Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-225-9448 (passcode 30382) within the United States. International callers may dial 1-203-518-9708 (passcode 30382).  Audio replay will be available until March 22, 2023 by dialing 1-800-839-5630 within the United States. International callers may dial 1-402-220-2557.  No passcode needed.  A recording of the call will also be available on the Company’s investor relations page (https://www.frpdev.com/investor-relations/) following the call.  The Company will also be posting a brief slideshow with financial highlights from the fourth quarter and year-to-date on our website on Tuesday, March 7.  This will be available on the Company’s investor relations page under Investor Presentations.  For information on our commitment to best practices in Environmental, Social, and Governance matters, please visit the ESG section of our website at https://www.frpdev.com/investor-relations/esg-report/.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the impact of the COVID-19 Pandemic on our operations and financial results; the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area; demand for apartments in Washington D.C. and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by The Company, (ii) leasing and management of mining royalty land owned by The Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of residential apartment buildings.

7

FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2022	2021	2022	2021
Revenues:
Lease revenue	$6,948	6,132	26,798	21,755
Mining lands lease revenue	2,904	2,267	10,683	9,465
Total Revenues	9,852	8,399	37,481	31,220

Cost of operations:
Depreciation, depletion and amortization	2,707	3,110	11,217	12,737
Operating expenses	1,749	2,427	7,065	6,219
Property taxes	1,022	987	4,125	3,751
Management company indirect	871	1,031	3,416	3,168
Corporate expenses	786	585	3,662	3,071
Total cost of operations	7,135	8,140	29,485	28,946

Total operating profit	2,717	259	7,996	2,274

Net investment income	2,267	849	5,473	4,215
Interest expense	(830)	(519)	(3,045)	(2,304)
Equity in loss of joint ventures	(473)	(1,757)	(5,721)	(5,754)
Gain on remeasurement of investment in real estate partnership	—	—	—	51,139
Gain on sale of real estate	—	—	874	805

Income (loss) before income taxes	3,681	(1,168)	5,577	50,375
Provision for (benefit from) income taxes	1,004	(219)	1,530	10,281

Net income (loss)	2,677	(949)	4,047	40,094
(Loss) gain attributable to noncontrolling interest	(79)	(357)	(518)	11,879
Net income (loss) attributable to the Company	$2,756	(592)	4,565	28,215

Earnings per common share:
Net income (loss) attributable to the Company-
Basic	$0.29	(0.06)	0.49	3.02
Diluted	$0.29	(0.06)	0.48	3.00

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,398	9,363	9,386	9,355
-diluted earnings per common share	9,444	9,363	9,435	9,397

8

FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	December 31, 2022	December 31, 2021
Assets:
Real estate investments at cost:
Land	$141,579	123,397
Buildings and improvements	270,579	265,278
Projects under construction	12,208	8,668
Total investments in properties	424,366	397,343
Less accumulated depreciation and depletion	57,208	46,678
Net investments in properties	367,158	350,665

Real estate held for investment, at cost	10,182	9,722
Investments in joint ventures	140,525	145,443
Net real estate investments	517,865	505,830

Cash and cash equivalents	177,497	161,521
Cash held in escrow	797	752
Accounts receivable, net	1,166	793
Investments available for sale at fair value	—	4,317
Federal and state income taxes receivable	—	1,103
Unrealized rents	856	620
Deferred costs	2,343	2,726
Other assets	560	528
Total assets	$701,084	678,190

Liabilities:
Secured notes payable	$178,557	178,409
Accounts payable and accrued liabilities	5,971	6,137
Other liabilities	1,886	1,886
Federal and state income taxes payable	18	—
Deferred revenue	259	369
Deferred income taxes	67,960	64,047
Deferred compensation	1,354	1,302
Tenant security deposits	868	790
Total liabilities	256,873	252,940

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,459,686 and 9,411,028 shares issued and outstanding, respectively	946	941
Capital in excess of par value	65,158	57,617
Retained earnings	342,317	337,752
Accumulated other comprehensive income (loss), net	(1,276)	113
Total shareholders’ equity	407,145	396,423
Noncontrolling interest MRP	37,066	28,827
Total equity	444,211	425,250
Total liabilities and equity	$701,084	678,190
9

Asset Management Segment:

	Three months ended December 31
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$995	100.0%	656	100.0%	339	51.7%

Depreciation, depletion and amortization	224	22.5%	170	25.9%	54	31.8%
Operating expenses	127	12.8%	99	15.1%	28	28.3%
Property taxes	53	5.3%	39	6.0%	14	35.9%
Management company indirect	102	10.2%	264	40.2%	(162)	-61.4%
Corporate expense	136	13.7%	161	24.5%	(25)	-15.5%

Cost of operations	642	64.5%	733	111.7%	(91)	-12.4%

Operating profit (loss)	$353	35.5%	(77)	-11.7%	430	-558.4%

Mining Royalty Lands Segment:

	Three months ended December 31
(dollars in thousands)	2022	%	2021	%	Change	%

Mining lands lease revenue	$2,904	100.0%	2,267	100.0%	637	28.1%

Depreciation, depletion and amortization	170	5.9%	38	1.7%	132	347.4%
Operating expenses	17	0.6%	13	0.6%	4	30.8%
Property taxes	59	2.0%	65	2.8%	(6)	-9.2%
Management company indirect	117	4.0%	124	5.5%	(7)	-5.6%
Corporate expense	89	3.1%	60	2.6%	29	48.3%

Cost of operations	452	15.6%	300	13.2%	152	50.7%

Operating profit	$2,452	84.4%	1,967	86.8%	485	24.7%

Development Segment:

	Three months ended December 31
(dollars in thousands)	2022	2021	Change

Lease revenue	$471	394	77

Depreciation, depletion and amortization	50	49	1
Operating expenses	131	843	(712)
Property taxes	359	356	3
Management company indirect	558	493	65
Corporate expense	490	290	200

Cost of operations	1,588	2,031	(443)

Operating loss	$(1,117)	(1,637)	520

Equity in loss of Joint Venture	(3,167)	(1,887)	(1,280)
Interest earned	1,289	819	470

Loss from continuing operations before income taxes	$(2,995)	(2,705)	(290)
10

Stabilized Joint Venture Segment:

	Three months ended December 31
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$5,482	100.0%	5,082	100.0%	400	7.9%

Depreciation, depletion and amortization	2,263	41.3%	2,853	56.1%	(590)	-20.7%
Operating expenses	1,474	26.9%	1,472	29.0%	2	0.1%
Property taxes	551	10.0%	527	10.4%	24	4.6%
Management company indirect	94	1.7%	150	3.0%	(56)	-37.3%
Corporate expense	71	1.3%	74	1.4%	(3)	-4.1%

Cost of operations	4,453	81.2%	5,076	99.9%	(623)	-12.3%

Operating profit	$1,029	18.8%	6	0.1%	1,023	17050.0%

Asset Management Segment:

	Twelve months ended December 31
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$3,681	100.0%	2,575	100.0%	1,106	43.0%

Depreciation, depletion and amortization	907	24.6%	578	22.4%	329	56.9%
Operating expenses	568	15.4%	388	15.1%	180	46.4%
Property taxes	211	5.7%	156	6.1%	55	35.3%
Management company indirect	403	11.0%	841	32.7%	(438)	-52.1%
Corporate expense	632	17.2%	843	32.7%	(211)	-25.0%

Cost of operations	2,721	73.9%	2,806	109.0%	(85)	-3.0%

Operating profit (loss)	$960	26.1%	(231)	-9.0%	1,191	-515.6%

Mining Royalty Lands Segment:

	Twelve months ended December 31
(dollars in thousands)	2022	%	2021	%	Change	%

Mining lands lease revenue	$10,683	100.0%	9,465	100.0%	1,218	12.9%

Depreciation, depletion and amortization	586	5.5%	199	2.1%	387	194.5%
Operating expenses	67	0.6%	47	0.5%	20	42.6%
Property taxes	262	2.5%	264	2.8%	(2)	-0.8%
Management company indirect	463	4.3%	397	4.2%	66	16.6%
Corporate expense	414	3.9%	318	3.3%	96	30.2%

Cost of operations	1,792	16.8%	1,225	12.9%	567	46.3%

Operating profit	$8,891	83.2%	8,240	87.1%	651	7.9%

11

Development Segment:

	Twelve months ended December 31
(dollars in thousands)	2022	2021	Change

Lease revenue	$1,674	1,563	111

Depreciation, depletion and amortization	189	208	(19)
Operating expenses	672	976	(304)
Property taxes	1,425	1,438	(13)
Management company indirect	2,179	1,489	690
Corporate expense	2,284	1,557	727

Cost of operations	6,749	5,668	1,081

Operating loss	$(5,075)	(4,105)	(970)

Equity in loss of Joint Venture	(8,310)	(5,427)	(2,883)
Interest earned	3,600	3,427	173

Loss from continuing operations before income taxes	$(9,785)	(6,105)	(3,680)

Stabilized Joint Venture Segment:

	Twelve months ended December 31
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$21,443	100.0%	17,617	100.0%	3,826	21.7%

Depreciation, depletion and amortization	9,535	44.5%	11,752	66.7%	(2,217)	-18.9%
Operating expenses	5,758	26.9%	4,808	27.3%	950	19.8%
Property taxes	2,227	10.4%	1,893	10.8%	334	17.6%
Management company indirect	371	1.7%	441	2.5%	(70)	-15.9%
Corporate expense	332	1.5%	353	2.0%	(21)	-5.9%

Cost of operations	18,223	85.0%	19,247	109.3%	(1,024)	-5.3%

Operating profit (loss)	$3,220	15.0%	(1,630)	-9.3%	4,850	-297.5%

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes. We provide Pro-rata net operating income (NOI) because we believe it assists investors and analysts in estimating our economic

12

interest in our consolidated and unconsolidated partnerships, when read in conjunction with our reported results under GAAP. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Pro-Rata Net Operating Income Reconciliation
Twelve months ended 12/31/22 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	$700	(7,138)	1,938	7,093	1,454	4,047
Income Tax Allocation	260	(2,647)	910	2,630	377	1,530
Income (loss) before income taxes	960	(9,785)	2,848	9,723	1,831	5,577

Less:
Gain on investment land sold	—	—	—	874	—	874
Unrealized rents	236	—	(71)	202	—	367
Interest income	—	3,600	—	—	1,873	5,473
Plus:
Equity in (gain)/loss of Joint Venture	—	8,310	(2,631)	42	—	5,721
Interest Expense	—	—	3,003	—	42	3,045
Depreciation/Amortization	907	189	9,535	586	—	11,217
Management Co. Indirect	403	2,179	371	463	—	3,416
Allocated Corporate Expenses	632	2,284	332	414	—	3,662
Net Operating Income (loss)	2,666	(423)	13,529	10,152	—	25,924

NOI of noncontrolling interest	—	—	(4,595)	—	—	(4,595)
Pro-rata NOI from unconsolidated joint ventures	—	2,366	535	—	—	2,901

Pro-Rata net operating income	$2,666	1,943	9,469	10,152	—	24,230

Net Operating Income Reconciliation
Twelve months ended 12/31/21 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Pro-Rata Net Income (loss)	$(187)	(4,454)	37,472	6,587	676	40,094
Income Tax Allocation	(70)	(1,651)	9,490	2,443	69	10,281
Income (loss) before income taxes	(257)	(6,105)	46,962	9,030	745	50,375

Less:
Gain on remeasurement of real estate investment	—	—	51,139	—	—	51,139
Gain on investment land sold	—	—	—	831	—	831
Unrealized rents	116	—	100	219	—	435
Interest income	—	3,427	—	—	788	4,215
Plus:
Loss on sale of land	26	—	—	—	—	26
Equity in loss of Joint Venture	—	5,427	286	41	—	5,754
Interest Expense	—	—	2,261	—	43	2,304
Depreciation/Amortization	578	208	11,752	199	—	12,737
Management Co. Indirect	841	1,489	441	397	—	3,168
Allocated Corporate Expenses	843	1,557	353	318	—	3,071
Net Operating Income (loss)	1,915	(851)	10,816	8,935	—	20,815

NOI of noncontrolling interest	—	—	(2,726)	—	—	(2,726)
Pro-rata NOI from unconsolidated joint ventures	—	(528)	—	—	—	(528)

Pro-Rata net operating income	$1,915	(1,379)	8,090	8,935	—	17,561